SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

Effective September 25, 2006, Amerityre Corporation (the “Company”) and Phelps Dodge Mining Company, Phoenix, Arizona (“Phelps Dodge”), have entered into an agreement to evaluate polyurethane elastomer retreads for large off-the-road (“OTR”) tires.

The agreement provides for the Company to develop and produce several polyurethane elastomer retreads for a specific size OTR tire. Phelps Dodge will provide the Company with the OTR tire casings, and the Company will apply its polyurethane elastomer material on the supplied casings. The Company and Phelps Dodge will then conduct evaluations of the performance of the retread OTR tires. The testing and evaluation period is open-ended. If the testing is successful and the evaluation positive, the Company and Phelps Dodge will consider establishing an OTR Retread Supply Agreement.

Phelps Dodge will be responsible for the cost of the OTR tire casings and an additional amount based on the actual use of each OTR tire retread. Each of the parties’ additional expenses associated with the agreement will be borne by the respective parties.

The evaluation program is part of a broader plan by Amerityre to determine the feasibility of constructing a production facility for the purpose of retreading OTR tires for a variety of customers and uses, subject to obtaining adequate financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  October 6, 2006

AMERITYRE CORPORATION

By: /S/ Elliott N. Taylor

Elliott N. Taylor

Executive Vice-President and General Counsel